Everest Group, Ltd. DIRECTOR COMPENSATION POLICY Everest Group, Ltd. (the “Company”) has established this Director Compensation Policy (the “Policy”) to provide guidelines regarding compensation of the non- employee directors of the Company for their service to the Board of Directors (the “Board”) and its committees. The Board, in consultation with the Nominating and Governance Committee (the “Committee”) and the Compensation Committee, have determined the terms of the Policy as set forth herein. 1. Eligibility. Any member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Director”) shall be entitled to the compensation specified herein commencing January 1 of each year or, if later than January 1, the date on which such person becomes a Director or is otherwise eligible under this Policy. 2. Compensation. A. Annual Retainer. Subject to Board approval annually, each Director including the Chairman of the Board (the “Chairman”) shall be entitled to compensation for their board and committee service (“Board Retainers”). The annual retainer for each Director’s services is $125,000, which shall be paid quarterly in the amount of $31,250 subject to pro-ration as described in Section 2(c) below. In addition, the Chairman shall be entitled to an additional annual fee of $200,000 (“Chairman Fee”). Other than the Chairman Fee and the Equity Grants referred to in Paragraph D below, unless otherwise determined by the Committee, there will no additional compensation for service on any Committee of the Board. B. Election of Common Shares in Lieu of Cash. Directors have the option to elect annually whether to receive 100% of the Board Retainer in the form of cash or fully vested shares of Company stock (NYSE: EG). All Directors will be provided with a Compensation Election Form requesting their selection to allocate the $125,000 (and, in the case of the Chairman, an additional, $200,000) annual Board Retainer as either stock or cash prior to December 31 of the year preceding the year to which the Board Retainer relates. New Directors will be provided with the form upon appointment to the Board. C. Pro-Rated Payments. Payment of all Board Retainers will be made quarterly in arrears and pro-rated based on the number of days of service during the quarter. Payments shall be issued within ten (10) calendar days following each quarter close in cash or stock, depending on the Director’s election.

D. Equity Grants. Directors shall also be eligible to receive an annual grant of restricted shares in Company stock equal in value to $325,000, which vest over a three- year period (or such other period as the Board may determine from time to time) following grant. These awards are determined annually at the discretion of the Board during its regularly scheduled February board and committee meetings. Newly elected Directors will receive a pro-rated initial grant calculated from the date of their formal appointment to the Board through the end of the calendar year, based on the ratio of the number of days of service to the total number of calendar days in the year. Promptly after the grant date, Directors will receive a Non-Employee Director Restricted Stock Award Agreement specifying the number of shares awarded and the vesting terms of the restricted shares. All equity grants shall be administered in accordance with the 2003 Non-Employee Director Equity Compensation Plan (or its successor). 5. Interpretation of Policy. The Committee shall have the authority to administer and to interpret the Policy. Any such determinations or interpretations made by the Committee shall be final, conclusive and binding on all parties. 6. Successors. All obligations of the Company under the Policy (or any award issued hereunder) shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise. 7. Amendment and Termination. This Policy may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would adversely affect a Director’s awards granted or issued under the Policy prior to such amendment.